EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES OPTION TO CONSTRUCT ANOTHER DEEP WATER SEMISUBMERSIBLE DRILLING UNIT WILL NOT BE EXERCISED

Houston, Texas
October 16, 2008

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (ATW) a Houston-based International Drilling Contractor, announced that it will not be exercising its existing option to have Jurong Shipyard Pte. Ltd. (“Jurong”) construct another deep water semisubmersible drilling unit at Jurong’s shipyard in Singapore. The Company is currently constructing a Friede & Goldman ExD Millennium 6,000 feet conventionally moored semisubmersible and a similarly designed 10,000 feet dynamically positioned semisubmersible at Jurong’s shipyard in Singapore. The current construction at Jurong is progressing well and both units are on schedule, with the delivery of the conventionally moored unit planned for early 2011 and the delivery of the dynamically positioned unit planned for mid 2012. The longer-term fundamentals and outlook for the international deepwater markets that the Company serves remain positive. Therefore, the Company will continue to consider value-enhancing growth opportunities when the times are right.

Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

                                             Contact: Jim Holland
                                          281-749-7804